UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 28, 2012

Date of Report (Date of earliest event reported)

Medicis Pharmaceutical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14471	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7720 North Dobson Road

Scottsdale, Arizona 85256

(Address of principal executive offices) (Zip Code)

(602) 808-8800

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 28, 2012, the Stock Option and Compensation Committee of the Board of Directors (the “Committee”) of Medicis Pharmaceutical Corporation (the “Company”) approved the following compensation arrangements for certain of its executive officers.

2011 Bonuses. The Committee approved payment of the following cash bonuses to certain of the Company’s executive officers. The payments reflect bonus amounts based on the achievement of performance objectives pre-established by the Committee, as described below, under its annual cash incentive program. The cash bonus amounts approved by the Committee were made in accordance with the Company’s annual cash incentive program based upon the Company’s performance against pre-established net revenue and adjusted non-GAAP EBITDA targets for the fiscal year ending December 31, 2011 that resulted in payments equal to 95% of target bonus opportunity. For purposes of determining whether the performance objectives had been achieved, the Company’s performance was adjusted to remove certain expenses and charges as approved by the Committee. The total bonus payments for 2011 are set forth below.

Executive Name	Position	2011 Bonus
Jonah Shacknai	Chairman of the Board, Chief Executive Officer	$1,009,755
Jason D. Hanson	Executive Vice President, Chief Operating Officer	$463,125
Richard D. Peterson	Executive Vice President, Chief Financial Officer and Treasurer	$420,375
Mark A. Prygocki	President	$496,613
Mitchell S. Wortzman, Ph.D.	Executive Vice President, Chief Scientific Officer	$356,250

Base Salaries. The Committee approved the following annual base salaries for the following executive officers, with retroactive effect to January 1, 2012. The 2012 salaries represent no increase based on the base salaries for the individuals in effect as of December 31, 2011.

Executive Name	2012 Salary
Jonah Shacknai	$1,181,000
Jason D. Hanson	$650,000
Richard D. Peterson	$590,000
Mark A. Prygocki	$697,000
Mitchell S. Wortzman, Ph.D.	$500,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICIS PHARMACEUTICAL CORPORATION

Date: March 2, 2012	By:	/s/ Richard D. Peterson
Richard D. Peterson
Executive Vice President, Chief Financial Officer and
Treasurer